Exhibit 10.1

RELEASE AND SETTLEMENT AGREEMENT

This Release and Settlement Agreement (hereinafter “Agreement”) is made by and between J. Christopher Lee (“Employee”) and Asset Acceptance, LLC (“Company”).

RECITALS

A. WHEREAS, Employee’s employment is being terminated effective April 10, 2009;

B. WHEREAS, the parties, without any admission of liability, desire to settle with finality by way of compromise, and wish to dispose of and release the claims and demands asserted, or which might have been asserted, arising out of Employee’s employment with the Company or his termination therefrom.

NOW, THEREFORE, in consideration of the foregoing, and of the promises and mutual covenants contained herein, Employee and Company agree as follows:

1. Consideration. Company will pay Employee the gross sum of $72,223, minus normal withholdings and taxes (the “Lump Sum Amount”). This sum is paid in order to provide Employee with (1) four (4) months of salary continuation at his current base salary, plus (2) $4,400, representing an estimate of the approximate amount of four months of health insurance premiums under COBRA, plus (3) $2,500 for April 2009 living expenses. The Company will reimburse Employee for his mileage at the Company’s standard mileage rates, up to a maximum amount of $693, for one round trip between Richmond, Virginia and Detroit, Michigan, upon receipt of an expense report from Employee not later than May 8, 2009 for miles driven. Additionally, Company will pay Employee for any earned but unused paid time-off days, at the date of termination of Employee’s employment, minus normal withholdings and taxes.

Employee will be given the opportunity to continue group health insurance coverage under COBRA. COBRA notice will be sent to Employee in a separate letter.

Company will not contest or dispute any claim made by Employee for unemployment compensation for any period after the expiration of the four (4) months immediately following termination of Employee’ employment, such four (4) month period being allocable to the salary continuation payment provided to Employee under this Agreement.

Employee acknowledges the sufficiency of the consideration herein stated and agrees that he is being provided payments and benefits to which he is not already entitled. Employee understands that the consideration provided to Employee under this Agreement is singular to Employee and is not part of an exit incentive or termination program offered to any group or class of employees.

2. Release of Claims. In exchange for the good and valuable consideration set forth above, Employee, on behalf of himself, his heirs, executors, administrators, and assigns, agrees to release, waive and discharge Company, Asset Acceptance Capital Corp. (“AACC”) and each of its predecessors, successors, affiliates, subsidiaries, and current or former officers, directors, employees, agents, attorneys, insurance providers and assigns from any and all causes of action, claims, rights, charges, suits, damages, debts, judgments, obligations, grievances, attorneys’ fees, and any and all other liabilities of any nature, whether in law or in equity, known or unknown, seen or unforeseen, including, but not limited to:

a.	claims arising under Title VII of the Civil Rights Act of 1964 (as amended); the Civil Rights Act of 1991; Section 1981 of the Civil Rights Act of 1866; the Family and Medical Leave Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act of 1967, as amended; the Michigan Elliott-Larsen Civil Rights Act; the Michigan Persons With Disabilities Civil Rights Act; the Michigan Bullard-Plawecki Employee Right to Know Act; the Employee Retirement Income Security Act; and/or any other federal, state, local, or municipal statute; and/or

b.	claims arising out of any other federal, state, or local statute, law, constitution, ordinance or regulation; and/or

c.	any other claim whatsoever including, but not limited to, claims relating to implied or express employment contracts; public policy; tort; retaliatory discharge; negligent hiring, retention, or supervision; defamation; wrongful discharge; intentional infliction of emotional distress; invasion of privacy; intentional interference with contract; intentional interference with business relations; negligence; detrimental reliance; loss of consortium; promissory estoppel; personal injury; common law; compensatory or punitive damages; back pay; claims relating to legal restrictions on the Company’s right to terminate employees or pursuant to any other claim whatsoever, arising out of or relating to Employee’s employment with Company and/or any other occurrence prior to the date Employee signs this Agreement. However, it is agreed and understood that this waiver and release does not apply to claims which arise after the date this Agreement becomes effective, claims which Employee cannot waive by law, or claims for breach of this Agreement.

It is expressly understood that this Agreement constitutes a full and final settlement, except as indicated above, of any and all claims for damages, liquidated damages, or fringe benefits, including but not limited to, any claim for salary, wages, bonus, pay continuation, severance benefits, vacation pay, or other benefits, including without limitation short-term and long-term disability benefits or any other amounts to which Employee was or will be entitled to from the Company.

3. Confidentiality. Employee agrees that he will keep strictly confidential and will not communicate or disclose to any other person – except as may be required by law, or as is necessary for securing counsel from his attorneys or accountants, or upon the prior written consent of the Company—the existence of or any facts regarding this Agreement or settlement. Employee agrees that he will require the persons identified above to keep the Agreement confidential, and will be responsible and liable if they breach the confidentiality of this Agreement in the same way as if had he breached the confidentiality of this Agreement.

4. Non-Disparagement; Return of Company Property and Information. Employee agrees that except for direct communications with the Chief Executive Officer, Vice President-Human Resources or Vice President-General Counsel of the Company or AACC, he will not make any communication to any employee of the Company or to any third party which challenges or questions the wisdom of the decision to sever his employment relationship, which states or implies that the Company or AACC is not a good place to work or which reflects negatively upon the good character, business ethics, or professional competence of the Company or AACC or any of their affiliates, officers, directors, members, employees, agents, successors or assigns. With respect to inquiries from prospective employers, the Company, in accordance with existing Company policy, will merely confirm the dates of Employee’s employment, and his position.

Although the parties expressly agree to the terms of this non-disparagement provision, this provision will not prohibit either party, where compelled by legal process, to testify truthfully under oath, subject to the principles of attorney/client privilege. Employee agrees that should he become compelled by law to make any statement regarding the Company, he will give written notice to the Company with sufficient time to allow the Company to protect its legal interests.

Employee agrees to execute any and all documents necessary to resign from his position(s) as an officer or director of the Company, AACC or of any of their predecessors, affiliates, successors, or subsidiaries. Employee agrees (1) to return immediately all property and written or other tangible material of the Company or AACC, including, without limitation, any manuals, access cards, files, or data, regardless of how stored, and (2) without limiting any of the other rights of the Company or AACC or obligations of the Employee, to return to the Company not later than the last day of Employee’s employment by the Company all information, documents and property referred to in Sections 3 and 7 of the Non-Disclosure Agreement (as hereinafter defined).

5. No Admission of Liability. It is further agreed and acknowledged that the consideration for this Agreement is provided solely to purchase peace and that the Company does not hereby admit any liability on account of any said claims or matters, but expressly denies all of such liability whatsoever.

6. Consultation with Attorney, Time to Consider, and Revocation. Employee is hereby advised to and has had the opportunity to consult with an attorney prior to executing this Agreement.

Employee acknowledges that he was given a copy of this Agreement and informed that he has 21 days within which to consider its terms. Employee was also informed that for

7 days following the execution of this Agreement he has the unilateral right to revoke the terms. Said revocation, to be effective, must be in writing and must be delivered to Deanna Hatmaker, Vice President-Human Resources. Employee acknowledges that he will not be entitled to the consideration and additional benefits described in Section 1 of this Agreement until the expiration of 7 days after Employee signs and returns this Agreement to the Company’s Vice President-Human Resources. The Company shall pay Employee the Lump Sum Amount and for any earned but unused paid time-off days, less normal withholdings and taxes, on the Company’s first regularly scheduled pay day after the expiration of 7 days following the execution of this Agreement by Employee. Employee will not be entitled to these benefits if Employee materially breaches this Agreement or the Non-Disclosure Agreement in any way.

7. Workers’ Compensation. Employee warrants that he has not filed any claim against the Company or any of the above referenced entities under the Michigan Workers’ Disability Compensation Act, and affirmatively states that as of the effective date of this Agreement, he has no knowledge of any grounds to file such a claim.

8. Controlling Agreement. The parties further declare and represent that they fully understand the terms of this Agreement; that no promise, inducement, or agreement not herein expressed has been made; that this Agreement contains the entire agreement between the parties as to the subject matter hereof; and that the terms of this Agreement are contractual and not a mere recital. Employee acknowledges that he remains subject to the terms and conditions of the AACC Code of Business Conduct and the Non-Interference, Non-Disclosure and Non-Competition Agreement dated as of January 30, 2006, between the Employee and AACC (the “Non-Disclosure Agreement”), a copy of which is attached hereto as Exhibit A, with the sole exception that AACC hereby waives the application of Section 2 of the Non-Disclosure Agreement, without releasing Employee from any other obligation, and as a result of that waiver, Employee will not be entitled to any payment under the Non-Disclosure Agreement .

9. Clawback. In the event that Employee breaches any of his obligations set forth in this Agreement or the Non-Disclosure Agreement (as modified by Section 8 of this Agreement), the Company shall be entitled to recapture any amount paid to Employee pursuant to the terms of this Agreement.

10. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Michigan and the rights and obligations of the parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Michigan without regard to the principle of conflict of laws.

11. Severability. If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable in whole or in part, and such determination shall become final, such provision, section, subsection, or portion shall be deemed to be severed or limited, but (1) only provided that any such provision, section, subsection, or portion does not negate any of the primary purposes of the Agreement relating to the release of claims and the confidentiality of this Agreement; and (2) only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible.

12. Miscellaneous. Company and Employee agree that the provisions of Sections 18 and 19 of the Non-Disclosure Agreement are incorporated into and specifically made part of this Agreement.

WE, THE BELOW SIGNED, HEREBY ACKNOWLEDGE THAT WE HAVE READ,

UNDERSTAND AND VOLUNTARILY AGREE TO THE ABOVE TERMS:

/s/ J. Christopher Lee		April 9, 2009
J. Christopher Lee		Date

Asset Acceptance, LLC

By:	/s/ Rion B. Needs	April 10, 2009
Date

Asset Acceptance Capital Corp.

By:	/s/ Rion B. Needs	April 10, 2009
Date

Exhibit A

NON-INTERFERENCE, NON-DISCLOSURE AND

NON-COMPETITION AGREEMENT

THIS NON-INTERFERENCE, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT is made and entered as of January 30, 2006, between ASSET ACCEPTANCE CAPITAL CORP. a Delaware corporation (the “Company”), and James C. Lee (“Employee”).

The Company and its affiliated entities (“Affiliates”) are engaged in the business of purchasing and collecting defaulted and charged off consumer debt (“Charged Off Accounts”). The Company desires to continue the employment of Employee, on an at-will basis, in the capacity set forth in the Schedule attached hereto and in such capacity makes available to Employee certain proprietary information.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, employment of Employee by the Company on an at-will basis, the eligibility of Employee to participate in the bonus plans offered from time to time by the Company or its Affiliates, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confidentiality and Non-Competition. Employee acknowledges that (i) the agreements and covenants contained herein are essential to protect the Company’s business and assets and (ii) by virtue of his past and continued association with the Company, Employee had access to and has obtained and will continue to have access to and obtain such knowledge, know-how, proprietary information, training and experience, which is known only to the members, officers or managers of the Company, or other employees, former employees, consultants, or others in a confidential relationship with the Company and its Affiliates, and there is a substantial probability that such knowledge, know-how, proprietary information, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment.

2. Covenant Not to Compete. Employee agrees that, for the period commencing on the date hereof and ending on (i) the date of termination of employment by the Company without Cause or (ii) one year after termination of employment by Employee or termination of employment by the Company for Cause (as defined in the Schedule attached hereto) (as applicable, the “Restricted Period”), Employee shall not, in the Territory (as defined in the Schedule attached hereto), directly or indirectly, either for himself or for, with or through any other Person, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit his name to be used by, any business which is engaged principally in the business of purchasing Charged Off Accounts (a “Competitive Activity”). Company shall continue to pay the Employee during the Restricted Period and may, at its option, extend the Restricted Period by continuing to pay Employee his or her regular base salary on the regular periodic payment dates for such additional period not to exceed one year as the Board shall determine, in which event the Restricted Period shall end on the date the last such periodic payment is made to Employee. For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than one (1) percent of the stock of a corporation that has a class of securities under the Securities Exchange Act of 1934 (a “Public Company”). Company may, in the exercise of its sole discretion, elect to waive the application of this Section 2 in which case the Restricted Period shall immediately cease and Company’s obligation to pay salary shall terminate. If Company elects to waive application of this Section 2, this election shall not release the Employee from any other obligation contained in this Agreement.

3. Nondisclosure of Confidential Information. Employee shall not, whether during or after employment, disclose to any person or entity or use any information not in the public domain, in any form, acquired by Employee while he was employed or associated with the Company or, if acquired following the termination of such association, such information which, to Employee’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or its business. By way of illustration but not limitation, Confidential Information may include trade secrets, Charged Off Accounts supplier lists, collection methods, information regarding bulk purchases of Charged Off Accounts, employee compensation arrangements, business practices, plans, policies, secret inventions, processes and compilations of information, records and specifications, as well as information related to the management policies and plans for the Company. Employee agrees and acknowledges that all of such information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company, and Employee shall on request return to the Company the originals and all copies of any such information provided to or acquired by Employee in connection with his association with the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by Employee during the course of such association. All written or other tangible material containing Confidential Information shall not be removed from the premises of the Company, either in original or reproduced form, under any circumstances whatsoever, without the prior written consent of an authorized officer of the Company, except in the ordinary course of business, and shall be delivered to the Company upon the earlier of a request by the Company or the termination of Employee’s employment with the Company. Employee further agrees to treat all confidential information and know-how of any affiliate, client, employee, customer, contractor, vendor or supplier of the Company in the same manner as the Confidential Information.

4. No Interference. For the period commencing on the date hereof and ending two years after the date of termination of employment, Employee shall not, without the prior written approval of an authorized officer of the Company, directly or indirectly through any other Person (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and its Affiliates and any employee thereof, (ii) hire any Person who was an employee of the Company or any of its Affiliates within twelve months after such Person’s employment with the Company and its Affiliates was terminated for any reason, (iii) induce or attempt to induce any supplier of Charged Off Accounts or other business relation of the Company or any of its Affiliates to cease doing business with the Company or its Affiliates, or in any way interfere with the relationship between any such supplier or business relation and the Company and its Affiliates or (iv) acquire Charged Off Accounts from any Person that was a seller of Charged Off Accounts to the Company or its Affiliates during the twelve (12) month period immediately preceding the date of termination of Employee’s employment; provided, however that this clause (iv) shall not apply to any competitive bidding situation for Charged Off Accounts which is publicly announced in an industry publication.

5. Reasonableness of Restrictions. Employee agrees that the covenants set forth in Sections 2, 3 and 4 are reasonable with respect to their duration, geographical area and scope. In the event that any of the provisions of Sections 2, 3 or 4 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business or activities restricted thereby shall be declared by a court of competent jurisdiction or arbitral panel to exceed the maximum restrictiveness as to duration, geographical area and/or scope such court or arbitral panel deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction as to duration, geographical area and/or scope deemed enforceable by such court or arbitral panel in light of all the facts and circumstances applicable thereto.

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6. Remedies. Employee hereby acknowledges that Employee’s covenants and obligations hereunder, are of special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the actual or threatened breach of which shall result in substantial injuries and damages, for which monetary relief may fail to provide an adequate remedy at law. Accordingly, Employee agrees that the Company shall be entitled, in the event of an actual or threatened breach of this Agreement, to seek remedies including but not necessarily limited to (i) temporary or permanent injunctive relief; (ii) specific performance; and (iii) monetary relief, to the extent that monetary relief may constitute an adequate remedy in whole or in part; provided that Employee does not waive the right to oppose relief on the grounds that no breach or threatened breach has occurred. If any proceeding for injunctive relief and/or specific performance is brought by the Company to enforce the terms of this Agreement, Employee shall be deemed to have waived, and shall not assert, any claim or defense that the Company has an adequate remedy at law or that such a remedy at law exists. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the Company, if it prevails in such action, shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief which a court of competent jurisdiction may order.

7. Property of the Company. On the termination of employment or whenever requested by the Company, Employee shall immediately deliver to the Company all property in Employee’s possession or under Employee’s control belonging to the Company including (but not limited to) all books, records, files, customer lists, materials or correspondence, in good condition, except for ordinary wear and tear and damage by any cause beyond the reasonable control of Employee.

8. Successors; Binding Agreement. This Agreement shall inure to the benefit of the Company and its Affiliates, successors and assigns, and shall be binding upon Employee and his legal representatives and successors. Employee may not assign this Agreement or any of Employee’s interests hereunder or delegate any duty or responsibility incurred by Employee hereunder to another. The Company, at any time and without the consent of Employee, may assign or transfer, for such consideration and on such terms and conditions as it may deem appropriate, this Agreement and all of its interests hereunder and no such assignment or transfer by the Company shall in any manner restrict, limit or modify the interests, duties and responsibilities of Employee under this Agreement.

9. Waiver and Modification. Any waiver, alteration or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, that any such waiver, alteration or modification is consented to on the Company’s behalf by an authorized officer of the Company. No waiver by any of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

10. Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or wholly invalid under such applicable law, then (i) such provision or term shall be ineffective only to the extent of such provision or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

11. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effective and given upon actual delivery if presented personally, one business day after the date sent if sent by prepaid telegram, overnight courier service, telex, or by facsimile

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transmission or five business days after the date sent if sent by certified or registered mail, postage prepaid, return receipt requested, which shall be addressed:

In the case of the Company, to:

Asset Acceptance Capital Corp.

28405 Van Dyke Avenue

Warren, Michigan 48093

Attention: Nathaniel F. Bradley IV

Facsimile No.: 586-446-7832

In the case of Employee, to such Employee’s address as shown in the records of the Company, or, in each case, to such other address as may be designated in writing by any such party.

12. Captions and Section Headings. Captions and section headings herein are for convenience only, are not a part hereof and shall not be used in construing this Agreement.

13. Entire Agreement. This Agreement, constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

15. Survival. The agreements and covenants made by Employee in and the obligations of Employee in this Agreement shall survive the termination of this Agreement and the employment of Employee. Each such agreement and covenant by Employee shall be construed as a covenant and agreement independent of any other provision herein, and the existence of any claim or cause of action by Employee against the Company shall not constitute a defense to the enforcement of the provisions of any such covenant or agreement.

16. Employee Acknowledgement. Employee hereby represents to the Company that:

(a) Employee has had the opportunity to read, and in fact has read, this Agreement in its entirety and understands each provision of this Agreement;

(b) Employee’s education, training and experience are such that following the termination of Employee’s employment with the Company, Employee will have the ability to secure other gainful employment by engaging in activities that will not violate any provision of this Agreement;

(c) Employee understands and agrees that Employee has not been promised any fixed duration of employment; and

(d) notwithstanding anything herein to the contrary, no provision hereof nor any actions taken or practices, policies or procedures followed by the Company shall be construed to give Employee any vested property right or any expectation or guarantee of continued employment.

17. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Michigan without regard to any laws or regulations relating to choice of laws (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

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18. SUBMISSION TO JURISDICTION; VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE COURTS OF THE STATE OF MICHIGAN OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN SITTING IN DETROIT, MICHIGAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY ACCEPTS FOR HIMSELF, HERSELF OR ITSELF AND IN RESPECT OF HIS, HER OR ITS PROPERTY GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT HIS, HER OR ITS ADDRESS AS PROVIDED IN SECTION 14 HEREOF. NOTHING IN THIS SECTION 18 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS IN ANY OTHER JURISDICTION.

19. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ASSET ACCEPTANCE CAPITAL CORP.

By:	/s/ Nathaniel F. Bradley IV
Name:	Nathaniel F. Bradley IV
Title:	President & CEO

/s/ James C. Lee
Name:	James C. Lee

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Exhibit A

Schedule

Capacity of Employment: Vice President-Strategy and Analysis

Territory: Any state in which (i) the Company currently or at any time during the term of your employment has an office and (ii) any states contiguous with the states described in clause (i).

Definition of “Cause”

“Cause” means with respect to the termination of Employee as an employee of the Company or a Subsidiary of the Company:

(i) continual or deliberate neglect by Employee in the performance of his or her material duties;

(ii) failure by Employee to devote substantially all of his or her working time to the business of the Company and its Subsidiaries;

(iii) Employee’s willful failure to follow the directives of the Board of Directors or the Chief Executive Officer of the Company in any material respect;

(iv) Employee’s engaging willfully in misconduct in connection with the performance of any of his or her duties which is reasonably likely, in the good faith judgment of the Board, to result in material injury to the reputation of the Company or any of its Subsidiaries, including, without limitation, the misappropriation of funds;

(v) Employee’s breach of the provisions of any noncompetition, noninterference, nondisclosure, confidentiality or other similar agreement executed by Employee with the Company or any of its Subsidiaries;

(vi) Employee’s engaging in conduct which is reasonably likely, in the good faith judgment of the Board, to result in material injury to the reputation of the Company or any of its Subsidiaries, including, without limitation, commission of a felony, fraud, embezzlement or other crime involving moral turpitude; or

(vii) Employee’s breach of the Company’s Code of Business Conduct as in effect from time to time;

provided that with respect to the events set forth in clauses (i) through (iii), Employee shall have been given written notice of the act, omission or event constituting Cause and shall not have cured such act, omission or event within 30 days after the giving of such notice.

“Subsidiary” means any direct or indirect subsidiary of Asset Acceptance Capital Corp., a Delaware corporation.